EXHIBIT 21.1
Subsidiaries of Commercial Vehicle Group, Inc.
	Entity	Jurisdiction

1.	C.I.E.B. Kahovec, spol. s r.o.	Czech Republic
2.	Cabarrus Plastics, Inc.	North Carolina, United States
3.	Comercial Vehicle Group México, S. de R.L. de C.V.	Mexico
4.	CVG Alabama, LLC	Delaware, United States
5.	CVG AR LLC	Delaware, United States
6.	CVG CS LLC	Delaware, United States
7.	CVG CVS Holdings, LLC	Delaware, United States
8.	CVG European Holdings, LLC	Delaware, United States
9.	CVG Global S.à r.l.	Luxembourg
10.	CVG International Holdings, Inc.	Barbados
11.	CVG International S.à r.l.	Luxembourg
12.	CVG Logistics, LLC	Delaware, United States
13.	CVG Management Corporation	Delaware, United States
14.	CVG Monona Wire, LLC	Iowa, United States
15.	CVG Monona, LLC	Delaware, United States
16.	CVG National Seating Company, LLC	Delaware, United States
17.	CVG Seating (India) Private Limited	India
18.	CVG Sprague Devices, LLC	Delaware, United States
19.	CVG Ukraine LLC	Ukraine
20.	CVG Vehicle Components (Beijing) Co., Ltd.	China
21.	CVG Vehicle Components (Shanghai) Co., Ltd.	China
22.	CVS Holdings Limited	United Kingdom
23.	EMD Servicios, S.A. de C.V.	Mexico
24.	KAB Seating Limited	United Kingdom
25.	KAB Seating Pty. Ltd.	Australia
26.	KAB Seating S.A.	Belgium
27.	Mayflower Vehicle Systems, LLC	Delaware, United States
28.	Monona (Mexico) Holdings LLC	Illinois, United States
29.	MWC de México, S. de R.L. de C.V.	Mexico
30.	PEKM Kabeltechnik s.r.o.	Czech Republic
31.	T.S. México, S. de R.L. de C.V.	Mexico
32.	Trim Systems Operating Corp.	Delaware, United States
33.	Trim Systems, Inc.	Delaware, United States